Exhibit 99.1

Heritage Reports Third Quarter 2025 Results

Tampa, FL – November 5, 2025: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported third quarter of 2025 financial results.

Third Quarter 2025 Result Highlights

•	Heritage reported net income of $50.4 million or $1.63 per diluted share, an increase from net income of $8.2 million or $0.27 per diluted share, for the third quarter of 2024.

•	Gross premiums earned were $362.0 million, an increase of 2.2% from $354.2 million in the prior year quarter.

•	Net premiums earned totaled $195.1 million, a decrease of 1.9% compared to $198.9 million in the prior year quarter.

•	Net loss ratio improved to 38.3%, a decrease of 27.1 percentage points from 65.4% in the prior year quarter.

•	Net expense ratio was 34.6%, an improvement of 0.6 percentage points from 35.2% in the prior year quarter.

•	Net combined ratio improved to 72.9%, down 27.7 percentage points from 100.6% in the prior year quarter.

•	Return on average equity was 49.2%, up from 12.2% in the prior year quarter.

•	Book value per share increased 48.9% from year end 2024 and was up 55.5% compared to the third quarter 2024.

“Our third quarter results continue to demonstrate the successful execution of our strategic initiatives and the corresponding increase in the Company’s earnings trajectory which started at the end of 2023. Over the last several years we have focused on disciplined underwriting, driving rate adequacy, and providing our insureds with quality customer service. These actions have created significant earnings power for the Company, as we delivered record in force premiums this quarter,” remarked Ernie Garateix, Heritage’s CEO.

Mr. Garateix continued, “As I noted last quarter, we are now positioned to return the Company to growth given favorable market conditions combined with a majority of our markets having achieved rate adequacy. As a result, nearly all of our capacity is now open, compared to only about 30% of our capacity being open last year at this time. This can be seen in our new business premium written for the third quarter of $36.3 million, up 166% from $13.7 million of new business written in the third quarter last year. While we experienced an underwriting-driven decline in policies in force, the reduction has moderated and we expect our policy count to return to growth over the next six months which puts us on a firm path to full year policy growth in 2026.

Strategic Profitability Initiatives

The Company has focused on three main strategic initiatives over the past few years aimed at achieving consistent, long-term quarterly earnings and driving shareholder value, which include:

•	Generating underwriting profit through rate adequacy and more selective underwriting.

•	Allocating capital to products and geographies that maximize long-term returns.

•	Maintaining a balanced and diversified portfolio.

These three initiatives will remain in place while we also expand our strategy to include our 2025 initiatives.

Strategic Initiatives for 2025

•	Re-opening profitable geographies and allocating capital to sustain profits and margins on a measured basis.

•	Persistent underwriting discipline and focus on rate adequacy.

•	Continued data driven analytics.

•	Enhancing customer service and claims capabilities.

•	Leveraging infrastructure and capabilities to foster future growth.

2025 Update

•	At the start of the third quarter, nearly all territories were open for new business.

•	No change to existing robust underwriting standards.

•	Received twenty-three rate approvals year to date.

•	Downward adjustment to inflation guard to 5% which reflects current trend while ensuring rate adequacy and competitive pricing.

•	Unearned premium grew from third quarter 2024, reflecting strong future premium to be earned in the next twelve months.

Capital Management

Heritage’s Board of Directors has decided to continue its suspension of the quarterly shareholder dividend to prioritize strategic growth. The Board of Directors will continue to evaluate dividend distributions on a quarterly basis. The Company repurchased 106,135 shares of common stock during the quarter at a cost of $2,282,356 under the Company’s previously announced share repurchase authorization, which authorizes the repurchase of up to an aggregate of $10.0 million of common stock through December 31, 2025. On November 5, 2025, the Board of Directors established a new share repurchase plan to commence upon the expiration of the 2025 Share Repurchase Plan on December 31, 2025, for the purpose of repurchasing up to an aggregate of $25.0 million of common stock through December 31, 2026.

Results of Operations

The following table summarizes results of operations for the three and nine months ended September 30, 2025, and 2024 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025	2024	Change		2025	2024	Change
Total revenues	$212,459	$211,849	0.3%		$632,013	$606,721	4.2%
Net income	$50,421	$8,152	518.5%		$128,919	$41,246	212.6%
Earnings per share	$1.63	$0.27	503.7%		$4.17	$1.35	208.9%
Book value per share	$14.15	$9.10	55.5%		$14.15	$9.10	55.5%
Return on equity *	49.2%	12.2%	37.0	pts	47.2%	22.0%	25.2	pts
Underwriting summary:
Gross premiums written	$333,160	$312,986	6.4%		$1,100,125	$1,094,200	0.5%
Gross premiums earned	$361,961	$354,197	2.2%		$1,069,383	$1,045,658	2.3%
Ceded premiums	$(166,829)	$(155,356)	7.4%		$(477,901)	$(477,076)	0.2%
Net premiums earned	$195,132	$198,841	(1.9)%		$591,482	$568,582	4.0%
Ceded premium ratio	46.1%	43.9%	2.2	pts	44.7%	45.6%	(0.9	)pts
Ratios to Net Premiums Earned:
Loss ratio	38.3%	65.4%	(27.1	)pts	42.2%	59.4%	(17.2	)pts
Expense ratio	34.6%	35.2%	(0.6	)pts	34.6%	36.3%	(1.7	)pts
Combined ratio	72.9%	100.6%	(27.7	)pts	76.8%	95.7%	(18.9	)pts

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Third Quarter 2025 Results:

Third quarter 2025 net income was $50.4 million or $1.63 per diluted share, compared to net income of $8.2 million or $0.27 per diluted share in the prior year quarter, primarily driven by a significant reduction in losses and loss adjustment expenses and a reduction in other operating expenses. Rating actions and organic growth in select geographies resulted in growth of 6.4% in gross written premiums and 2.2% of gross premiums earned. As described below, the increase in ceded premium was driven by a reinstatement premium for a previous year catastrophic event and higher ceded premium for the net quota share reinsurance program. Investment income was down 1.2% due to a lower interest rate environment. Losses and LAE decreased by 42.5% from lower weather and attritional losses as well as favorable loss development. Policy acquisition costs decreased 6.9%, driven by higher ceding commission which was partially offset by an increase in agent commissions driven by higher written premiums. General and administrative costs increased 3.6% driven primarily by higher systems related costs.

Premiums-in-force reached an all-time high of $1.44 billion, an increase of 1.0% compared to $1.43 billion as of the third quarter 2024.

Gross premiums written of $333.2 million were up 6.4% from $313.0 million in the prior year quarter, reflecting both rate actions and growth of new business as rate adequate territories were opened for new business, which was partly offset by a reduction in commercial residential business driven by competitive market conditions.

Gross premiums earned were $362.0 million, up 2.2% from $354.2 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months.

Net premiums earned were $195.1 million, down 1.9% from $198.8 million in the prior year quarter, driven by higher ceded premium in the quarter which offset higher gross premium earned. The increase in ceded premiums is driven primarily by a $4.0 million reinstatement premium for Hurricane Ian and an increase in the northeast quota share program as premium subject to that program grew from the prior year quarter. This led to an increase in the ceded premium ratio to 46.1%, up 2.2 points from 43.9% in the prior year quarter.

Net loss ratio decreased to 38.3%, a 27.1 point improvement from 65.4% in the same quarter last year, reflecting significantly lower net losses and LAE coupled with higher net premiums earned. Net weather losses for the current year quarter were $13.8 million, a decrease of $49.2 million from $63.0 million in the prior year quarter. There were no catastrophe losses in the current quarter compared to $48.7 million in the prior year quarter. The reduction in weather losses was coupled with a reduction in attritional losses and favorable reserve development compared to the prior year quarter. Favorable net loss development was $5.0 million in the current year quarter compared to adverse development of $6.3 million in the prior year quarter.

The net expense ratio was 34.6%, a 0.6 point improvement from the prior year quarter amount of 35.2%, driven primarily by a decrease in policy acquisition costs. The reduction in policy acquisition costs was driven primarily by higher ceding commission income associated with both a larger amount of premium ceded under the net quota share program and a higher ceding commission rate driven by favorable loss experience for that program. This resulted in a 1.2% reduction in policy acquisition costs which was partly offset by a 0.6 point increase in the net general and administrative expense ratio.

Net combined ratio of 72.9% improved by 27.7 points from 100.6% in the prior year quarter, driven primarily by a lower net loss ratio as well as a lower net expense ratio as described above.

Net investment income was $9.7 million, relatively flat from the prior year quarter, due to a lower interest rate environment for our sweep accounts and money market fund, despite higher invested assets. We continue to manage our investment portfolio, while maintaining a conservative portfolio with high quality investments and duration liability matched.

The effective tax rate was 26.2% compared to 9.4% in the prior year quarter. We calculate the provision for income taxes during interim reporting periods by applying an estimate of the effective tax rate for the full year. The effective tax rate for the prior year quarter was favorably impacted by updated estimates used in the quarterly tax provision as well as the benefit of interest income on a previous year’s income tax refund, which lowered income tax expense for the prior year quarter. The effective tax rate can fluctuate throughout the year as estimates used in each quarterly tax provision are updated with additional information.

Supplemental Information:

	Q3 2025	Q3 2024	% Change
Policies-in-force:
Florida	125,476	135,867	(7.6)%
Other States	237,833	265,224	(10.3)%

Total	363,309	401,091	(9.4)%

	(in thousands)
Premiums-in-force:
Florida	$692,114	$722,202	(4.2)%
Other States	748,448	704,779	6.2%

Total	$1,440,562	$1,426,981	1.0%

	(in thousands)
Total Insured Value:
Florida	$106,682,106	$103,248,922	3.3%
Other States	258,581,715	270,322,492	(4.3)%

Total	$365,263,822	$373,571,415	(2.2)%

Book Value Analysis:

	As Of
Book Value Per Share	September 30, 2025	December 31, 2024	September 30, 2024
Numerator:
Common stockholders’ equity (000’s)	$437,253	$290,799	$279,344
Denominator:
Total Shares Outstanding	$30,911,435	$30,607,039	$30,684,198

Book Value Per Common Share	$14.15	$9.50	$9.10

Book value per share of $14.15 at September 30, 2025, was up 48.9% from December 31, 2024 and up 55.5% from September 30, 2024. The increase from December 31, 2024 is primarily attributable to net income for the year to date as well as a $15.7 million net-of-tax benefit associated with a $20.6 million reduction in unrealized losses on the Company’s fixed income securities portfolio. Unrealized losses are unrelated to credit risk but are instead attributable to changing interest rates, with the reduction in unrealized losses driven by lower interest rates during 2025. Heritage does not anticipate a need to sell investments in advance of maturity. As such, the Company expects unrealized losses to roll off the portfolio as investments mature. The average duration of the fixed income portfolio is 3.13 years as the Company has extended duration from the prior year quarter to take advantage of higher yields further out on the yield curve, while still maintaining a short duration high credit quality portfolio.

Conference Call Details:

Thursday, November 6, 2025 at 9:00 am ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	September 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Fixed maturities, available-for-sale, at fair value	$700,829	$655,555
Equity securities, at fair value	1,064	1,936
Other investments, net	1,285	5,952

Total investments	703,178	663,443

Cash and cash equivalents	560,435	452,666
Restricted cash	13,290	10,979
Accrued investment income	5,466	5,592
Premiums receivable, net	87,536	102,134
Reinsurance recoverable on paid and unpaid claims, net	379,477	740,204
Prepaid reinsurance premiums	426,120	309,802
Income taxes receivable	6,405	—
Deferred income tax assets, net	7,565	13,876
Deferred policy acquisition costs, net	66,792	63,204
Property and equipment, net	27,605	38,080
Right-of-use lease asset, finance	13,213	15,082
Right-of-use lease asset, operating	5,190	5,850
Intangibles, net	31,734	36,372
Other assets	33,418	11,640

Total Assets	2,367,424	2,468,924

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$649,584	$1,042,687
Unearned premiums	733,434	702,707
Reinsurance payable	378,937	227,060
Long-term debt, net	79,253	116,319
Advance premiums	26,294	15,186
Income taxes payable	—	846
Accrued compensation	7,730	8,926
Lease liability, finance	16,251	18,071
Lease liability, operating	6,158	6,945
Accounts payable and other liabilities	32,530	39,378

Total Liabilities	1,930,171	2,178,124

Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	366,796	362,644
Accumulated other comprehensive loss, net of taxes	(12,938)	(28,604)
Treasury stock, at cost	(133,183)	(130,900)
Retained earnings	216,575	87,656

Total Stockholders’ Equity	$437,253	$290,799

Total Liabilities and Stockholders’ Equity	$2,367,424	$2,468,924

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
REVENUES:
Gross premiums written	$333,160	$312,986	$1,100,125	$1,094,200
Change in gross unearned premiums	28,801	41,211	(30,742)	(48,542)

Gross premiums earned	361,961	354,197	1,069,383	1,045,658
Ceded premiums	(166,829)	(155,356)	(477,901)	(477,076)

Net premiums earned	195,132	198,841	591,482	568,582
Net investment income	9,686	9,801	27,295	28,121
Net realized gains on debt securities and other investments	2,746	6	2,746	17
Other revenue	4,895	3,201	10,490	10,001

Total revenues	212,459	211,849	632,013	606,721
EXPENSES:
Losses and loss adjustment expenses	74,766	130,020	249,793	337,983
Policy acquisition costs, net	45,182	48,508	134,143	142,661
General and administrative expenses, net	22,345	21,572	70,604	63,985

Total expenses	142,293	200,100	454,540	544,629

Operating income	70,166	11,749	177,473	62,092
Interest expense, net	1,850	2,755	6,157	8,365

Income before income taxes	68,316	8,994	171,316	53,727

Income tax expense	17,895	842	42,397	12,481

Net income	$50,421	$8,152	$128,919	$41,246

OTHER COMPREHENSIVE INCOME
Change in net unrealized gains on investments	6,009	19,711	20,557	20,353
Reclassification adjustment for net realized investment gains	(5)	(6)	(5)	(17)
Income tax expense related to items of other comprehensive income	(1,428)	(4,666)	(4,886)	(4,816)

Total comprehensive income	$54,997	$23,191	$144,585	$56,766

Weighted average shares outstanding
Basic	30,962,464	30,684,198	30,888,169	30,570,204

Diluted	31,021,780	30,743,461	30,947,450	30,629,467

Earnings per share
Basic	$1.63	$0.27	$4.17	$1.35
Diluted	$1.63	$0.27	$4.17	$1.35

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of gross personal and commercial residential premium across its multi-state footprint covering the northeast, southeast, Hawaii and California excess and surplus lines.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements including statements relating to our strategy to continue allocating capital to profitable geographies and products, applying our underwriting and pricing discipline, pursuing controlled growth and maintaining a balanced and diversified portfolio, and the results of our strategy, including our earnings trajectory; our initiatives and strategies relating to re-opening profitable geographies; our expectations that more rates will earn through the portfolio in 2025 than any prior year; our expectations with respect to our policy growth; our capital allocation strategy, including our Board’s evaluation of dividend distributions and share repurchases and our evaluation of the intrinsic value of our common stock; our focus on underwriting discipline, rate adequacy, continued data driven analytics and our other strategic priorities for 2025; potential room for growth and expansion in certain geographies; the delivery of new products to existing markets; our evaluation of certain tort reform legislation and its expected effects on reinsurance pricing and costs to insurance consumers; and our expectations regarding profit and growth in 2025 and beyond. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, tariffs, labor availability and geopolitical conflicts; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; continued and increased impact of abusive and unwarranted claims; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes, wildfires and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 13, 2025, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

investors@heritagepci.com